P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 23, 2024		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.40 per common share on July 22, 2024, payable on August 19, 2024, to shareholders of record on August 5, 2024.
This dividend represents a payout of approximately $14.2 million, or 49.0% of Peoples’ reported second quarter 2024 earnings. Based on the closing stock price of Peoples’ common shares of $32.89 on July 19, 2024, the quarterly dividend produces an annualized yield of 4.86%.
Peoples Bancorp Inc. is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.2 billion in total assets as of June 30, 2024, and 150 locations, including 130 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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